Exhibit 4.2

FIRST SUPPLEMENTAL SENIOR NOTES INDENTURE

FIRST SUPPLEMENTAL SENIOR NOTES INDENTURE, dated as of October 16, 2007, among Biomet, Inc., an Indiana corporation (the “Issuer”), the Guarantors (as defined herein) listed on the signature pages hereto and Wells Fargo Bank, National Association, a national banking association (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, LVB Acquisition Merger Sub, Inc. and the Trustee previously have entered into an indenture, dated as of September 25, 2007 (the “Original Indenture”, and as supplemented by this First Supplemental Senior Notes Indenture and any further amendments or supplements thereto, the “Indenture”), providing for the issuance of $718,758,000 aggregate principal amount of the Issuer’s 10% Senior Notes due 2017 (the “Initial Series A Cash Pay Notes”) and $688,758,000 aggregate principal amount of the Issuer’s 10 3/8% / 11  1/8 Senior Toggle Notes due 2017 (the “Initial Series A Toggle Notes”);

WHEREAS, Section 2.01(d) of the Indenture provides that, among other things, subsequent to the execution of the Original Indenture, the Issuer and the Trustee may without notice to or consent of the Holders enter into one or more indentures supplemental to the Original Indenture to provide for the issuance of Additional Cash Pay Notes or Additional Toggle Notes (together, the “Additional Notes”);

WHEREAS, the Board of Directors of the Issuer has authorized the issuance of $56,242,000 aggregate principal amount of Additional Series A Cash Pay Notes and $86,242,000 aggregate principal amount of Additional Series A Toggle Notes;

WHEREAS, the Issuer has requested that the Trustee join in the execution of this First Supplemental Senior Notes Indenture; and

WHEREAS, all things necessary to make this First Supplemental Senior Notes Indenture a valid agreement of the parties and a valid supplement to the Indenture have been done.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Issuer and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this First Supplemental Senior Notes Indenture.

ARTICLE TWO

ADDITIONAL NOTES

Section 2.01 The Additional Notes. Pursuant to Section 2.01(d) of the Original Indenture, the Issuer hereby creates and issues $56,242,000 aggregate principal amount of its Additional Series A Cash Pay Notes and $86,242,000 aggregate principal amount of its Additional Series A Toggle Notes. The Additional Series A Cash Pay Notes will be consolidated to form a single series, and be fully fungible, with the Issuer’s outstanding Initial Series A Cash Pay Notes issued on September 25, 2007, to which the Additional Series A Cash Pay Notes are identical in all terms and conditions except issue date. Interest on the Additional Series A Cash Pay Notes shall accrue from September 25, 2007. The Additional Series A Cash Pay Notes will benefit from the Series A Registration Rights Agreement dated as of October 16, 2007. The Additional Series A Toggle Notes will be consolidated to form a single series, and be fully fungible, with the Issuer’s outstanding Initial Series A Toggle Notes issued on September 25, 2007, to which the Additional Series A Toggle Notes are identical in all terms and conditions except issue date. Interest on the Additional Series A Toggle Notes shall accrue from September 25, 2007. The Additional Series A Toggle Notes will benefit from the Series A Registration Rights Agreement dated as of October 16, 2007. All Additional Notes issued under the Indenture will, when issued, be considered Notes for all purposes thereunder and will be subject to and take the benefit of all of the terms, conditions and provisions of the Indenture.

Section 2.02 Execution and Authentication of the Additional Notes. The Trustee shall, upon an Authentication Order, authenticate the Additional Notes.

ARTICLE THREE

MISCELLANEOUS

Section 3.01 Effect of This First Supplemental Senior Notes Indenture. This First Supplemental Senior Notes Indenture supplements the Original Indenture and shall be a part, and subject to all the terms, thereof. The Original Indenture, as supplemented and amended by this First Supplemental Senior Notes Indenture, is in all respects ratified and confirmed, and the Original Indenture and this First Supplemental Senior Notes Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Senior Notes Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law.

Section 3.02 Governing Law. This First Supplemental Senior Notes Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this First Supplemental Senior Notes Indenture.

Section 3.04 Counterparts. The parties may sign any number of copies of this First Supplemental Senior Notes Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

SIGNATURES

Dated as of October 16, 2007

BIOMET, INC.

By:	/s/ Daniel P. Florin
Name:	Daniel P. Florin
Title:	Senior Vice President and Chief Financial Officer

American OsteoMedix Corporation

Biolectron, Inc.

Biomet 3i, Inc.

Biomet Biologics, Inc.

Biomet Europe Ltd.

Biomet Fair Lawn L.P.

Biomet Holdings Ltd.

Biomet International Ltd.

Biomet Investment Corp.

Biomet Leasing, Inc.

Biomet Manufacturing Corporation

Biomet Microfixation, Inc.

Biomet Orthopedics, Inc.

Biomet Sports Medicine, Inc.

Biomet Travel, Inc.

Blue Moon Diagnostics, Inc.

Cross Medical Products, Inc.

EBI Holdings, Inc.

EBI, L.P.

EBI Medical Systems, Inc.

Electro-Biology, Inc.

Florida Services Corporation

Implant Innovations Holding Corporation

Interpore Cross International, Inc.

Interpore Orthopaedics, Inc.

Interpore Spine Ltd.

Kirschner Medical Corporation

Meridew Medical, Inc.

Thoramet, Inc.

each as a Guarantor

By:	/s/ J. Pat Richardson
Name:	J. Pat Richardson
Title:	Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President
Dated:	April 30, 2008

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